EXHIBIT 12

Statement of Computation of Ratio of Earnings to Fixed Charges
Omnicare, Inc. and Subsidiary Companies
(in thousands, except ratio)

	For the years ended December 31,

	2008		2007		2006		2005		2004

Income before income taxes	$260,187	(1)	$186,498	(2)	$320,496	(3)	$361,806	(4)(5)	$375,199
Add fixed charges:
Interest expense	135,218		156,015		162,069		125,765		65,821
Amortization of debt expense	8,832		8,145		8,214		4,800		4,600
Interest expense-special items	—		—		—		35,045	(5)	—
Interest portion of rent expense	26,498		24,913		23,595		19,600		16,000

Adjusted income	$430,735		$375,571		$514,374		$547,016		$461,620

Fixed charges:
Interest expense	$135,218		$156,015		$162,069		$125,765		$65,821
Amortization of debt expense	8,832		8,145		8,214		4,800		4,600
Interest expense-special items	—		—		—		35,045	(5)	—
Interest portion of rent expense	26,498		24,913		23,595		19,600		16,000

Fixed charges	$170,548		$189,073		$193,878		$185,210		$86,421

Ratio of earnings to fixed charges(6)	2.5	x	2.0	x	2.7	x	3.0	x	5.3	x

(1)

Income before income taxes for 2008 includes a special charge of $35,784 for restructuring and other related charges. Please see the “Restructuring and Other Related Charges” note of the Notes to Consolidated Financial Statements for further discussion. Also included in income before income taxes is $99,267 and $6,445 for special charges relating to litigation and other related professional fees, and Heartland matters, respectively. Please see the “Commitments and Contingencies” note of the Notes to Consolidated Financial Statements for further discussion.

(2)

Income before income taxes for 2007 includes a special charge of $27,883 for restructuring and other related charges. Please see the “Restructuring and Other Related Charges” note of the Notes to Consolidated Financial Statements for further discussion. Also included in income before income taxes is $42,516 and $17,193 for special charges relating to litigation and other related professional fees, and Heartland matters, respectively. Please see the “Commitments and Contingencies” note of the Notes to Consolidated Financial Statements for further discussion.

(3)

Income before income taxes for 2006 includes a special charge of $29,562 for restructuring and other related charges and a $6,132 special charge associated with retention payments for certain NeighborCare, Inc. employees as required under the acquisition agreement. Please see the “Restructuring and Other Related Charges” note of the Notes to Consolidated Financial Statements for further discussion. Also included in income before income taxes is $125,128 and $33,726 for special charges relating to litigation and other related professional fees, and Heartland matters, respectively. Please see the “Commitments and Contingencies” note of the Notes to Consolidated Financial Statements for further discussion.

(4)

Income before income taxes for 2005 includes a special charge of $18,779 for restructuring and other related charges. Please see the “Restructuring and Other Related Charges” note of the Notes to Consolidated Financial Statements for further discussion.

(5)

Interest expense for 2005 includes a special charge of $32,502 before taxes in connection with the debt extinguishment and new debt issuance costs in connection with the financing arrangement undertaken to provide interim and final funding for the NeighborCare, Inc., RxCrossroads, L.L.C. and excelleRx, Inc. transactions, and the repurchase of approximately 98% of the 8.125% senior subordinated notes, due 2011. In addition to the aforementioned items, interest expense also includes a special charge of $2,543 before taxes in connection with estimated interest associated with the settlement of litigation relating to certain contractual issues with two vendors.

(6)

The ratio of earnings to fixed charges has been computed by adding income before income taxes and fixed charges to derive adjusted income, and dividing adjusted income by fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.